Exhibit 21.1
LIST OF SUBSIDIARIES OF HI-CRUSH INC.
Hi-Crush Inc., owns, directly or indirectly, 100% of the voting securities of each of the subsidiaries listed below.

Name	Jurisdiction
BulkTracer Holdings LLC	Texas
D & I Silica, LLC	Pennsylvania
FB Industries Inc.	Canada
FB Industries USA Inc.	Texas
FB Logistics, LLC	Texas
Hi-Crush Augusta LLC	Delaware
Hi-Crush Blair LLC	Delaware
Hi-Crush Canada Distribution Corp.	Canada
Hi-Crush Canada Inc.	Delaware
Hi-Crush Chambers LLC	Delaware
Hi-Crush Holdings LLC	Delaware
Hi-Crush Investments Inc.	Delaware
Hi-Crush LMS LLC	Delaware
Hi-Crush Operating LLC	Delaware
Hi-Crush Permian Sand LLC	Delaware
Hi-Crush PODS LLC	Delaware
Hi-Crush Proppants LLC	Delaware
Hi-Crush Railroad LLC	Delaware
Hi-Crush Services LLC	Delaware
Hi-Crush Whitehall LLC	Delaware
Hi-Crush Wyeville LLC	Delaware
PDQ Properties LLC	Wisconsin
Pronghorn Logistics Holdings, LLC	Colorado
Pronghorn Logistics, LLC	Colorado
PropDispatch LLC	Texas
West Texas Golden Spike LLC	Delaware